Exhibit 10.4

Tekelec

Summary of 2007 Compensation Arrangements

for Named Executive Officers

Set forth below is a summary of the compensation payable by Tekelec ("Tekelec" or the "Company") to its (1) President and Chief Executive Officer, (2) Executive Vice President and Chief Financial Officer and (3) all other executive officers who were (a) named in the Summary Compensation Table appearing in the Company's Proxy Statement relating to Tekelec's 2007 Annual Meeting of Shareholders and (b) employed by Tekelec as of March 31, 2007 (collectively, the "Named Executive Officers").

Base Salaries. Effective January 1, 2007, the Named Executive Officers receive base salaries at the annual rates indicated below:

Name and Position	2007 Annual Base Salary Rate
Franco Plastina, President and Chief Executive Officer	$550,000

William H. Everett, Executive Vice President and Chief Financial Officer	$350,000

Richard E. Mace, Executive Vice President, Global Business Group Solutions	$325,000

Ronald J. de Lange, President and General Manager, Network Signaling Group	$275,000

The Compensation Committee of the Board of Directors (and the Board of Directors upon recommendation of the Compensation Committee in the case of the base salary of the President and Chief Executive Officer) may from time to time adjust the base salaries of the Company's executive officers. Such adjustments are generally made annually.

Incentive Awards. The Named Executive Officers are eligible to participate in the Company's cash and equity incentive compensation plans pursuant to the terms of such plans.

Severance Compensation. The Named Executive Officers are eligible to receive severance compensation and benefits under the Company's Officer Severance Plan, as amended if their employment is terminated under certain conditions.

Other Compensation. The Named Executive Officers who elect to participate in the Company's 401(k) Plan are entitled to receive certain Company matching contributions under the 401(k) Plan. The Company also pays premiums for group term life insurance for the benefit of the Named Executive Officers. The Named Executive Officers are also eligible to receive such other compensation as may from time to time be determined by the Compensation Committee or by the Board of Directors, as applicable.

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